EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin Lowery
(212) 836-2674	(412) 553-1424

Alcoa Continues Commitment to Sustainability

With Release of 2002 Sustainability Report

Pittsburgh, PA — April 22, 2003 – Alcoa marked Earth Day 2003 with release of its 2002 Sustainability Report, a detailed data-based review of the company’s global environmental, social, and economic performance. The report is available online at www.alcoa.com/lnk/sustainability.

In releasing the report, Alcoa Chairman and CEO, Alain Belda said that it represented another milestone in Alcoa’s long tradition of measuring performance against the high standards set by the company and reporting publicly on progress made.

“Truth can be judged by performance, so data and factual information pervade this report,” said Belda. “We have presented information that yields meaningful insight into our global operations, where we are making progress and where we are not yet performing to the standards we set for ourselves,” he said.

Belda attributed the achievements outlined in the report to the hard work of 127,000 Alcoa employees in 40 countries. “Alcoa’s employees are working effectively to drive waste from the value chain, from the natural resources that make our products all the way through the supply chain to the customer. That is how we secure the benefits and reduce the cost for our business, our customers, our communities, and our world. This is how we demonstrate leadership,” he said.

Highlights of the report include:

•	The best safety performance in Alcoa’s history with more than 99% of Alcoa employees recording no lost work days due to injury.

•	Significant progress in contributing to the fight on climate change with a 22.5% reduction of greenhouse gas emissions from 1990 levels – well beyond the targets outlined at Kyoto.

•	Reductions in total process water use of 13%, reductions in global sulfur dioxide emissions of 13% and 23% reduction in emissions of nitrogen oxides, all over the past three years.

•	Community giving – more than $34 million in 2002 alone – and commitment to an innovative global program designed to deliver “More than Money.”

Much of the environmental, social, and economic data in the report have been regularly reported in one form or another by Alcoa for decades, but this is the first time that they have been drawn together to provide an integrated view of the company’s performance. This report serves as a complementary volume to Alcoa’s 2002 Annual Report.

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum and alumina, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses as a single solution to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® aluminum foil, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, precision castings, and electrical distribution systems for cars and trucks. The company has 127,000 employees in 40 countries. For more information go to www.alcoa.com.

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are summarized in Alcoa’s SEC reports.